                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.      )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [_]

     Check the appropriate box:
     [_]  Preliminary Proxy Statement        [_] Confidential, for Use of
                                                 the Commission Only (as
                                                 permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [_]  Definitive Additional Materials
     [_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           QUAKER CITY BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------
     [_]  Fee paid previously with preliminary materials:


--------------------------------------------------------------------------------
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------
     (1)  Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

--------------------------------------------------------------------------------

                             7021 Greenleaf Avenue
                               Whittier, CA 90602
                                 (562) 907-2200

                                                                 October 5, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Quaker City Bancorp, Inc. (the "Company"), the holding company for Quaker City Federal Savings and Loan Association (the "Association"), scheduled to be held on Wednesday, November 18, 1998, at the Whittier Hilton, 7320 Greenleaf Avenue, Whittier, California, at 10:00 a.m. local time. As described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, stockholders will be asked to vote on the election of directors for the Company and on the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company. Directors and executive officers of the Company will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

     I URGE YOU TO VOTE YOUR PROXY AS SOON AS POSSIBLE. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, I urge you to sign, date and return the enclosed proxy card promptly in the accompanying postage prepaid envelope. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

     On behalf of the Board of Directors and all of the employees of the Company and the Association, I wish to thank you for your continued support.


                              Sincerely yours,


                              /s/ RICK McGILL
                              FREDERIC R. (RICK) McGILL
                              President and Chief Executive Officer

IMPORTANT: IF YOUR QUAKER CITY BANCORP, INC. SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM OR NOMINEE, ONLY THEY CAN EXECUTE A PROXY ON YOUR BEHALF. TO ENSURE THAT YOUR SHARES ARE VOTED, PLEASE TELEPHONE THE INDIVIDUAL RESPONSIBLE FOR YOUR ACCOUNT TODAY AND OBTAIN INSTRUCTIONS ON HOW TO DIRECT HIM OR HER TO EXECUTE A PROXY ON YOUR BEHALF.

     If you have any questions concerning the Proxy Statement or accompanying proxy or if you need any help in voting your stock, please telephone Morrow & Company at 1-800-856-8309 today.

--------------------------------------------------------------------------------
                          PLEASE SIGN, DATE AND RETURN
                         THE ENCLOSED PROXY CARD TODAY.
--------------------------------------------------------------------------------

                           Quaker City Bancorp, Inc.
                             7021 Greenleaf Avenue
                               Whittier, CA 90602
                                 (562) 907-2200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on November 18, 1998

                            _______________________

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Quaker City Bancorp, Inc. (the "Company"), the holding company of Quaker City Federal Savings and Loan Association, will be held on Wednesday, November 18, 1998, at the Whittier Hilton, 7320 Greenleaf Avenue, Whittier, California, at 10:00 a.m. local time, subject to adjournment or postponement by the Board of Directors, for the following purposes:

          1. To elect two persons to the Board of Directors to serve until the annual meeting of stockholders to be held in the year 2001 and until their successors are duly elected and qualified;

          2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock;

          3. To transact such other business as may properly come before the Annual Meeting or any or all adjournment or postponements thereof.

     Only holders of record of the common stock, par value $.01 per share, of the Company on Tuesday, September 22, 1998, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date or (ii) by voting in person at the Annual Meeting.


                              By order of the Board of Directors


                              /s/ KATHRYN M. HENNIGAN
                              KATHRYN M. HENNIGAN
                              Corporate Secretary

Whittier, California
October 5, 1998

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

 TO VOTE YOUR SHARES, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT
                   PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.
--------------------------------------------------------------------------------

                           Quaker City Bancorp, Inc.
                             7021 Greenleaf Avenue
                               Whittier, CA 90602
                                 (562) 907-2200

--------------------------------------------------------------------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               November 18, 1998
--------------------------------------------------------------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board" or the "Board of Directors") of Quaker City Bancorp, Inc., a Delaware corporation (the "Company"), the holding company of Quaker City Federal Savings and Loan Association (the "Association"), of proxies for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") scheduled to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

               INFORMATION REGARDING VOTING AT THE ANNUAL MEETING


GENERAL

     At the Annual Meeting, the stockholders of the Company are being asked to consider and to vote upon the election of the two directors nominated by the Company's Board of Directors to serve until the annual meeting of stockholders to be held in the year 2001 and the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company. For information regarding the proposal regarding the election of directors, see the section of this Proxy Statement entitled "ELECTION OF DIRECTORS." For information regarding the proposed amendment to the Certificate of Incorporation, see the section of this Proxy Statement entitled "PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION." Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, FOR each of the director nominees identified on such card and FOR the proposed amendment to the Company's Certificate of Incorporation. Although management does not know of any matter other than the election of directors and the proposed amendment to the Company's Certificate of Incorporation to be acted upon at the Annual Meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their respective best judgment with respect to any other matters that may properly come before the Annual Meeting.

     Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

     The mailing address of the principal executive offices of the Company is 7021 Greenleaf Avenue, Whittier, California 90602, and its telephone number is
(562) 907-2200. The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is October 5, 1998.

RECORD DATE AND VOTING

     Only stockholders of record on Tuesday, September 22, 1998 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. There were outstanding on the Record Date 5,799,226 shares of common stock, par value $.01 per share, of the Company ("Common Stock") as adjusted for the 25% Common Stock dividend paid to stockholders by the Company on or about May 30, 1997 (the "1997 Stock Dividend") and June 30, 1998 (the "1998 Stock Dividend" and, together with the 1997 Stock Dividend, the "Stock Dividends"). All information set forth herein regarding numbers of shares and exercise prices of outstanding awards under Company stock benefit plans has been adjusted, to the extent applicable, for the effect of the Stock Dividends. Each share of outstanding Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

     As provided in the Company's Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than the election of directors, thus having the effect of a negative vote, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors.
Approval of the proposed amendment to the Quaker City Bancorp, Inc. Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company and any stockholder proposals that properly come before the Annual Meeting require the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting and entitled to vote on the subject matter. Shares in excess of the Limit will not be counted for either the purpose of determining the presence or absence of a quorum or whether a proposal has been approved.

SOLICITATION

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers and other employees of the Company may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable charges and expenses in connection therewith. In addition, the Company has retained proxy solicitor Morrow & Co., Inc. ("Morrow & Co.") to assist in the solicitation of proxies. Morrow & Co. may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay Morrow & Co. a fee estimated not to exceed $6,000, plus reimbursement for reasonable out-of-pocket expenses.

                            ________________________

              The date of this Proxy Statement is October 5, 1998.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     The following table sets forth certain information, except where otherwise indicated, as of June 30, 1998 with respect to the directors of the Company and the Association. While Mr. Ferguson as Director Emeritus attends meetings of the Board of Directors of the Company and of the Association, he does not vote upon matters presented to the Boards.

     Each of the seven directors of the Company serves a three-year term and approximately one-third of the seven directors are elected at each annual stockholders' meeting. The Association continues to have a classified board, approximately one-third of the members of which are elected each year to serve three-year terms.

                                                                         FIRST
                                                        TERM AS          BECAME        TERM AS            POSITION HELD
                                    FIRST BECAME      ASSOCIATION       DIRECTOR       COMPANY               WITH THE
                                    DIRECTOR OF         DIRECTOR           OF          DIRECTOR              COMPANY
   NAME OF DIRECTOR       AGE       ASSOCIATION         EXPIRES         COMPANY        EXPIRES         AND THE ASSOCIATION
---------------------    -----    --------------     ------------      ---------      ---------   --------------------------
J.L. Thomas               62           1975              2000            1993           2000       Director and Chairman of
                                                                                                   the Board
Frederic R. McGill        51           1995              1998            1995           1998       Director, President and
                                                                                                   Chief Executive Officer
David T. Cannon           68           1984              1999            1993           1999       Director
Alfred J. Gobar           65           1992              1998            1993           1998       Director
Wayne L. Harvey           60           1981              2000            1993           2000       Director
David K. Leichtfuss       53           1991              1999            1993           1999       Director
Edward L. Miller          61           1985              2000            1993           2000       Director
D. W. Ferguson            82           1952               NA             1993            NA        Director Emeritus

     Set forth below is certain information concerning the principal occupation and business experience of each of the individuals named above during the past five years.

     J.L. Thomas is Chairman of the Company and the Association. Mr. Thomas served as President and Chief Executive Officer of the Company since its formation in 1993 until July of 1996. Mr. Thomas joined the Association in 1961, and was elected to the Board of Directors in 1975. Mr. Thomas served as Chief Operating Officer of the Association from 1976 to 1982, and became its President and Chief Executive Officer in 1982, serving in that capacity until July of 1996. Mr. Thomas also serves as the Chairman of the Board of Directors of Quaker City Financial Corp., a wholly owned subsidiary of the Association ("QCFC"), and of Quaker City Neighborhood Development, Inc. a wholly owned subsidiary of the Company ("QCND").

     Frederic R. (Rick) McGill served as Executive Vice President and Chief Operating Officer of the Company since its formation in 1993, serving in that capacity until July of 1996. Mr. McGill joined the Association in 1991 as Executive Vice President and Chief Operating Officer. Mr. McGill was appointed President of and elected to the Board of Directors of the Company and the Association in 1995, and was appointed Chief Executive Officer effective July 1, 1996. Prior to joining the Association, Mr. McGill was an independent financial consultant specializing in mortgage banking. Mr. McGill has over 25 years experience in the banking industry. Mr. McGill has also served as the Chief Executive Officer of QCFC since 1991 and of QCND since July 1, 1996.

     David T. Cannon, retired, has been a member of the Board of the Association since 1984 and of the Company since its formation in 1993. Previously, he served as Western Regional Director for Industrial Relations of Eastman Kodak Company. Mr. Cannon currently operates his own marketing and management consulting business, D.T. Cannon Associates. Mr. Cannon is the Chairman of the Compensation Committee of the Company's Board.

     Alfred J. Gobar is President and Chairman of AJGA, Inc., a family-owned economics consulting firm. Mr. Gobar has held this position since 1990. Prior to 1990, Mr. Gobar served as President and Chairman of Alfred Gobar Associates, Inc., a family-owned economics consulting firm. Mr. Gobar has been a director of the Association since 1992 and of the Company since its formation in 1993.

     Wayne L. Harvey is the Managing Partner of Harvey & Parmelee, certified public accountants, and has been with such firm since 1958. Mr. Harvey has been a director of the Association since 1981 and of the Company since its formation in 1993. Mr. Harvey is the Chairman of the Audit Committee of the Company's Board.

     David K. Leichtfuss is the President of Broadview Mortgage Corp., a mortgage banking company that specializes in residential permanent financing, and has been with such company since 1988. Mr. Leichtfuss has been a director of the Association since 1991 and of the Company since its formation in 1993.

     Edward L Miller is a partner in the law firm of Bewley, Lassleben & Miller and has been associated with such firm since 1963. Mr. Miller has been a director of the Association since 1985 and of the Company since its formation in 1993. Mr. Miller is the Chairman of the Philanthropy Committee of the Association's Board.

     D.W. Ferguson is Director Emeritus of the Board of the Company and the Association. Mr. Ferguson has served as Chairman of the Company since its formation in 1993 until November of 1995. Mr. Ferguson joined the Association in 1937 and held various positions prior to becoming the President and Chief Executive Officer in 1951, a position he held until 1982. Mr. Ferguson was elected to the Board of Directors of the Association in 1952 and served as the Chairman of the Association's Board from 1982 to 1995.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has a standing Audit Committee and Compensation Committee.

     The Audit Committee held 4 meetings during the 1998 fiscal year, and currently consists of Messrs. Harvey (Chairman), Miller and Cannon. The Audit Committee's responsibilities are generally to assist the Board in fulfilling its legal and fiduciary responsibilities relating to accounting, audit and reporting policies and practices of the Company, the Association and their subsidiaries. The Audit Committee also, among other things, recommends to the Board the engagement of the Company's independent auditors; monitors and reviews the quality and activities of the Company's internal audit function and those of its independent auditors; and, monitors the adequacy of the Company's operating and internal controls as reported by management, the independent auditors and internal auditors.

     The Compensation Committee held 3 meetings during the 1998 fiscal year, and currently consists of Messrs. Cannon (Chairman), Miller and Harvey. The Compensation Committee is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of the Company and to recommend to the Board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary. In July of 1996, the Board established a subcommittee of the Compensation Committee, made up of two outside directors, Messrs. Cannon and Harvey, whose principal responsibility is to administer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and rules thereunder, the stock benefit plans of the Company with respect to certain transactions by executive officers and directors of the Company.

     The Company's Board of Directors selects nominees for election as directors. The Company does not have a standing nominating committee. The candidates for election at this Annual Meeting were nominated by the Board of Directors. In accordance with Section 6 of Article I of the Company's Bylaws (a copy of which is available upon request to the Corporate Secretary of the Company), stockholder nominations for election of directors may be voted on at an annual meeting only if such nominations are made pursuant to written notice timely given to the Corporate Secretary accompanied by certain information. To be timely, a stockholder's written notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days prior to the date of the meeting, provided that, in the event that less than 100 days' notice or prior disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. Such stockholder's notice must set forth with respect to each director nominee all of the information relating to such person that is required to be disclosed in solicitations for elections of directors under the rules of the Securities and Exchange Commission ("SEC") and the stockholder's name and address, as they appear on the Company's books, and the number of shares of Common Stock owned by the stockholder giving the notice.

MEETINGS OF THE BOARD OF DIRECTORS

     During the 1998 fiscal year, there were 12 meetings of the Board of Directors of the Company. All directors attended at least 75% of the meetings of the Board of Directors, and all members of the committees of the Board attended at least 75% of the meetings of those committees, in each case, after the election of such individual to the Board or to such committee.

COMPENSATION OF DIRECTORS

     Directors' Fees. The Company does not currently pay directors' fees. Currently, the Chairman of the Board of the Association receives a monthly retainer fee of $2,200 (which is included in, and is not in addition to, the Chairman's salary) and all other directors of the Association receive a monthly retainer fee of $2,000 each. Committee meeting fees of $100 per hour per meeting are also paid to non-employee directors of the Association. In addition, a $200 monthly retainer is paid to the Audit Committee Chairman for general services in addition to meetings.

     Directors' Option Plan. In 1993, the Company adopted a stock option plan for directors who are not officers or employees of the Company or its affiliates. See "COMPENSATION AND OTHER INFORMATION--Non-Employee Directors' Option Plan," below.

     In 1997, the Company adopted a stock incentive plan for employees and directors that provides for the grant of awards ("Awards") in the form of stock options (including incentive stock options or unqualified stock options), restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. See "COMPENSATION AND OTHER INFORMATION--Quaker City Bancorp. Inc. 1997 Stock Incentive Plan," below.


EXECUTIVE OFFICERS

     Set forth below are the executive officers of the Company, together with the positions currently held by those persons, as of June 30, 1998. The executive officers serve at the pleasure of the Company's Board of Directors; however, the Company has entered into employment agreements with Messrs. Thomas and McGill, which agreements are described under "COMPENSATION AND OTHER MATTERS--Employment Agreements and Change of Control Arrangements," below.

      NAME                   AGE                                      POSITION (1)
-----------------------     ----       -----------------------------------------------------------------------------
Kathryn M. Hennigan          47        Corporate Secretary and Senior Vice President, Administrative Services
Hank H. Kadowaki             51        Senior Vice President, Income Property Lending of the Association
Frederic R. McGill           51        Director, President and Chief Executive Officer
Harold L. Rams               52        Senior Vice President, Single Family Lending of the Association
Karen A. Tannheimer          39        Senior Vice President, Loan Service of the Association
Robert C. Teeling            48        Senior Vice President, Retail Banking of the Association
J. L. Thomas                 62        Director and Chairman of the Board
Dwight L. Wilson             50        Senior Vice President, Treasurer and Chief Financial Officer

---------------------
(1) Unless otherwise indicated, the indicated position is with the Company and the Association.

     Set forth below is certain information concerning the business experience during the past five years of each of the individuals named above (other than Mr. Thomas and Mr. McGill--see "Directors" above).

     Kathryn M. Hennigan has served as Senior Vice President, Administrative Services and Corporate Secretary of the Company since its formation in 1993. Ms. Hennigan joined the Association in 1992 as the Human Resource Manager. Ms. Hennigan was promoted to Senior Vice President, Administrative Services and Corporate Secretary of the Association in January, 1993. Prior to joining the Association, Ms. Hennigan held various management and administrative positions, including principal for seven years in a senior high school in Fullerton, California.

     Hank H. Kadowaki joined the Association in 1994 as Major Loan Manager, and was promoted to Senior Vice President, Income Property Lending of the Association in April, 1998. Prior to joining the Association, Mr. Kadowaki had over fifteen years experience in commercial and multifamily lending.

     Harold L. Rams joined the Association in 1975 and currently serves as the Senior Vice President, Single Family Lending. Mr. Rams has over 20 years experience in the banking industry, primarily in multifamily residential lending.

     Karen A. Tannheimer joined the Association in 1983 as the Loan Service Supervisor. Ms. Tannheimer served in such capacity until 1986 when she left the Association for a position with a computer service company. Ms. Tannheimer attained the position of Supervisor-Systems Analysis Group before leaving the computer services company to rejoin the Association in June, 1992. Ms. Tannheimer currently serves as the Senior Vice President, Loan Service.

     Robert C. Teeling joined the Association in 1991 as the Senior Vice President, Retail Banking. Prior to joining the Association, Mr. Teeling had over 20 years experience in retail banking with various savings and loan associations in the southern California area.

     Dwight L. Wilson has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company since its formation in 1993. Mr. Wilson joined the Association in 1976 as the Assistant Controller and held that position until 1979. Mr. Wilson served as the Controller of the Association from 1979 to 1985. Since 1985, Mr. Wilson has been the Treasurer and Chief Financial Officer of the Association and QCFC.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the shares of Common Stock beneficially owned as of September 22, 1998, the Record Date, by each director (and director nominee), by the Chief Executive Officer and the four most highly compensated executive officers of the Company and/or the Association who were serving as executive officers at June 30, 1998 and who each received total salary and bonus in excess of $100,000 in fiscal 1998 (the "Named Executive Officers") and by all directors and executive officers as a group.


                                                                                          SHARES OF COMMON
                                                                                         STOCK BENEFICIALLY     PERCENT OF
    NAME AND ADDRESS(1)                            TITLE(2)                                 OWNED (3)(4)         CLASS (5)
-----------------------------     --------------------------------------------------     -------------------   -------------
J.L. Thomas(6)                    Chairman of the Board                                      164,323             2.81%
Frederic R. McGill(7)             President and Chief Executive Officer                      161,005             2.73%
David T. Cannon(8)                Director                                                    47,618               *
Wayne L. Harvey(8)                Director                                                   101,133             1.74%
Edward L. Miller(8)               Director                                                   133,987             2.30%
David K. Leichtfuss(8)            Director                                                    38,824               *
Alfred J. Gobar(9)                Director                                                   138,829             2.39%
D.W. Ferguson(10)                 Director Emeritus                                           68,012             1.17%
Dwight L. Wilson(11)              Senior Vice President, Treasurer and Chief
                                  Financial Officer                                           72,691             1.24%
Harold L. Rams(12)                Senior Vice President, Single Family Lending
                                  of the Association                                          56,875               *
Kathryn M. Hennigan(13)           Corporate Secretary and Senior Vice President,
                                  Administrative Services                                     71,350             1.22%
                                                                                           ---------            -----
All directors and executive
 officers as a group (14
 persons)(14)                                                                              1,149,982            19.70%
                                                                                           =========            =====

----------------------
  *   Does not exceed 1.0% of the Company's voting securities.
 (1) The address of each person is c/o Quaker City Bancorp, Inc., 7021 Greenleaf Avenue, Whittier, California 90602.
 (2) Titles are for both the Company and the Association unless otherwise indicated.
 (3) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported.
 (4)  All shares beneficially owned have been adjusted for the Stock Dividends.
 (5) As of the Record Date, there were 5,799,226 shares of Common Stock outstanding.
 (6) Includes 10,557 allocated shares under the Quaker City Federal Savings and Loan Association Employee Stock Ownership Plan and Trust (the "ESOP"); 46,093 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 2,083 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (7) Includes 10,557 allocated shares under the ESOP; 6,468 shares under the Quaker City Federal Savings and Loan Association Recognition and Retention Plan for Officers and Employees ("RRP"), which will vest on January 1, 1999 as to which voting may be directed; 80,859 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 20,833 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (8) Includes 24,257 shares subject to options granted under the Quaker City Bancorp, Inc. 1993 Directors' Option Plan, which options are all currently exercisable, and 2,083 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (9) Includes 2,083 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (10) Includes 22,343 shares subject to options granted under the 1993 Directors' Option Plan, which options are all currently exercisable, and 2,083 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.

 (11) Includes 9,191 allocated shares under the ESOP; 3,881 shares under the RRP, which will vest on January 1, 1999, as to which voting may be directed; 46,328 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 4,166 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (12) Includes 8,659 allocated shares under the ESOP, 3,881 shares under the RRP, which will vest on January 1, 1999, as to which voting may be directed; and 4,166 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (13) Includes 7,273 allocated shares under the ESOP; 3,234 shares under the RRP, which will vest on January 1, 1999, as to which voting may be directed; 48,515 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 4,166 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.
 (14) Includes 62,072 allocated shares under the ESOP; 23,932 shares under the RRP, which will vest on January 1, 1999, as to which voting may be directed; 119,371 shares subject to options granted under the 1993 Directors' Option Plan, which options are all currently exercisable; 275,075 shares subject to options granted under the 1993 Management Option Plan, which options are all currently exercisable, and 56,250 shares subject to currently exercisable options granted under the 1997 Stock Incentive Plan.

                       COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company, including any of its subsidiaries, to the Named Executive Officers for services during the fiscal years ended June 30, 1998, 1997 and 1996.

                                                                             LONG TERM COMPENSATION
                                                                   -------------------------------------------
                                       ANNUAL COMPENSATION(1)                AWARDS                 PAYOUTS
                                    --------------------------     ---------------------------   -------------
                                                                    RESTRICTED     SECURITIES
                                                                       STOCK       UNDERLYING
                                                                     AWARD(S)        OPTIONS     LTIP PAYOUTS
 NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)        ($)            (#)            ($)
----------------------------        ----   ---------   -------     -----------     ----------    -------------
J.L. Thomas                          1998   $175,000    $75,900      $   --          $   --        $   --
Chairman of the Board                1997    175,000     65,700          --              --            --
                                     1996    250,000     94,838          --              --            --
Frederic R. McGill                   1998   $235,000    $99,722      $   --          $   --        $   --
President and                        1997    210,000     71,652          --              --            --
  Chief Executive Officer            1996    189,000     55,764          --              --            --
Dwight L. Wilson                     1998   $129,200    $30,827      $   --          $   --        $   --
Senior Vice President, Treasurer     1997    123,000     25,473          --              --            --
  and Chief Financial Officer        1996    118,000     25,146          --              --            --
Harold L. Rams                       1998   $113,200    $26,743      $   --          $   --        $   --
Senior Vice President, Single        1997    111,000     23,820          --              --            --
  Family Lending                     1996    108,800     23,675          --              --            --
Kathryn M. Hennigan                  1998   $103,900    $24,442      $   --          $   --        $   --
Senior Vice President,               1997     98,900     21,817          --              --            --
  Administrative Services and        1996     94,700     20,465          --              --            --
  Corporate Secretary

____________________
(1) Under Annual Compensation, the column titled "Salary" includes deferred compensation. The column titled "Bonus" consists of payments earned in the reported fiscal year under the Association's Incentive Compensation Plan.

STOCK OPTIONS

     The following table sets forth the number of shares of Common Stock covered by options granted under the 1993 Management Option Plan and under the Quaker City Bancorp, Inc. 1997 Stock Incentive Plan held by the Named Executive Officers at fiscal year-end June 30, 1998. All shares of Common Stock reserved under the 1993 Management Option Plan are subject to outstanding options and no shares remain available under the 1993 Management Option Plan for future option grants. The Named Executive Officers do not hold any options granted under the 1993 Directors' Option Plan. Awards under the Quaker City Bancorp, Inc. 1997 Stock Incentive Plan may be granted in the form of stock options, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and/or other stock-based benefits. A total of 110,000 shares of Common Stock (as adjusted for the 1998 Stock Dividend) remains available for future grants of Awards under the 1997 Stock Incentive Plan. The table below also sets forth the value of unexercised options granted under the 1993 Management Option Plan and the 1997 Stock Incentive Plan that were in-the-money at June 30, 1998. Options are "in-the-money" if the fair market value of the shares covered thereby is greater than the option exercise price. At June 30, 1998, all the options set forth in the table were in-the-money.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                  OPTIONS AT FISCAL YEAR END (#)(2)     FISCAL YEAR END ($)(3)
                               -------------------------------------------------------------------
      NAME                         EXERCISABLE      UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
    --------                   ----------------   ----------------  -------------- ---------------
J.L. Thomas                        46,093              6,250         $  626,864        $ 12,500

Frederic R. McGill                 80,859             62,500          1,099,683         125,000

Dwight L. Wilson                   46,328             12,500            630,061          25,000

Harold L. Rams                     32,343             12,500            439,865          25,000

Kathryn M. Hennigan                48,515             12,500            659,804          25,000

___________________
(1) No free-standing stock appreciation rights ("SARs") are issuable under the Company's 1993 Management Option Plan.
(2) Number of shares of Common Stock underlying exercisable options has been adjusted for the Stock Dividends.
(3) The values of unexercised in-the-money options set forth in the table have been calculated, in accordance with requirements promulgated by the SEC, by determining the difference between the fair market value of the underlying Common Stock at fiscal year-end June 30, 1998 and the exercise price of the options (as adjusted for the Stock Dividends).

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     In connection with the conversion of the Association from mutual to stock form in December of 1993 (the "Conversion") and the commencement of operations by the Company as the holding company thereof, the Association and the Company entered into employment agreements with Messrs. Thomas and McGill ("Executive," respectively). The Association and the Company also entered into change in control agreements, which are two-year agreements, with Messrs. Wilson and Rams and with Ms. Hennigan ("Executive," respectively). The, employment agreements and change in control agreements were entered into with the intent of ensuring that the Association and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Association and the Company depends to a significant degree on the skills and competence of these individuals.

     The employment agreements with the Association and the Company provide for a three-year term for Messrs. Thomas and McGill. Commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors of the Association may extend the employment agreements with the Association for an additional year such that the remaining terms shall be the amount of the original term unless written notice of non-renewal is given by the Board of Directors of the Association after conducting a performance evaluation of the Executive. Mr. Thomas' employment agreement with the Association includes a "sunset provision" such that the agreement automatically terminates on his sixty-fifth birthday, unless earlier terminated. Effective June 30, 1998, the Association's Board extended the employment agreements of Mr. McGill until June 30, 2001 and of Mr. Thomas until September 25, 2000, his sixty-fifth birthday. With respect to their employment agreements with the Company, commencing on the date of execution of the employment agreement with the Company, the term of the employment agreements for Messrs. Thomas and McGill extend, unless earlier terminated, one day each day until such time as the Company's Board of Directors or the Executive elects not to extend the term of the employment agreement by giving written notice to the other party, in which case the term of the employment agreement will be fixed and will end on the third anniversary date of the written notice. Notwithstanding the foregoing, Mr. Thomas' employment agreement with the Company also automatically terminates upon his sixty-fifth birthday, September 25, 2000, unless earlier terminated.

     The employment agreements provide that Messrs. Thomas and McGill will receive an annual base salary of $175,000 and $255,000 respectively, which will be reviewed annually by the Board of the Association. In addition to the base salary, the employment agreements provide for, among other things, disability pay, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

     The employment agreements provide for termination by the Association or the Company for cause at any time. In the event the Association or the Company chooses to terminate the Executive's employment for reasons other than for cause or for disability, or in the event of the Executive's resignation from the Association and the Company upon: (i) failure to re-elect the Executive to his current offices, (ii) a material change in the Executive's functions, duties or responsibilities, or relocation of his principal place of employment, or a material reduction in benefits or perquisites; (iii) liquidation or dissolution of the Association or the Company; or (iv) a breach of the employment agreement by the Association or the Company, the Executive or, in the event of death, his beneficiary, would be entitled to receive an amount equal to: (i) the amount of the remaining salary payments that the Executive would have earned if he continued his employment with the Association or Company during the remaining unexpired term of the employment agreement at the Executive's defined base salary on the date the Executive was terminated; (ii) the average of the amount of bonus and any other cash compensation paid to the Executive during the term of the employment agreement times the remaining number of years of the employment agreement and any fraction thereof, and (iii) an amount equal to the average of the annual contributions that were made on the Executive's behalf to any employee benefit plan of the Company or Association during the term of the employment agreement times the remaining number of years of the employment agreement and any fraction thereof.

     If termination of employment follows a "change in control" of the Association or the Company, as defined in the employment agreement, the Executive or, in the event of death, his beneficiary, would be entitled to an aggregate payment from the Association and the Company equal to the greater of:
(i) the payments due for the remaining term of the agreement; or (ii) three times the Executive's average annual compensation for the three preceding taxable years, including bonuses and any other cash compensation paid or to be paid to the Executive during such years, and the amount of any contributions made or to be made to any employee benefit plan. The Association and the Company would also continue the Executive's life, health and disability coverage for the remaining unexpired term of the employment agreements to the extent allowed by the plans or policies maintained by the Company or Association from time to time. Payments to the Executive under the Association's employment agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Association. The employment agreements also provide for reduced benefits to an Executive upon termination of employment due to disability and further provide that the Association and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law.

     In the event of a change in control based upon the fiscal 1998 salary and bonus, Messrs. Thomas and McGill would receive approximately $752,700 and $1,044,166, respectively, in severance payments in addition to other cash and noncash benefits provided under the employment agreements.

     The change in control agreements with the Association and the Company provide for a two-year term for Messrs. Wilson and Rams and Ms. Hennigan. Commencing on the first anniversary date and continuing on each anniversary thereafter, the change in control agreements may be extended by the Board of Directors of the Association for a year so that the remaining terms shall be two years. Effective June 30, 1998, the Association's Board extended the term of the change of control agreements with each Executive until June 30, 2000. Commencing on the date of execution of the change in control agreement with the Company, the term of the change in control agreement extends for one day each day until such time as the Board of Directors of the Company or the Executive elects not to extend the term of the change in control. agreement by giving written notice to the other party, in which case the term of the change in control agreement will be fixed and will end on the second anniversary date of the written notice. Each change in control agreement provides that at any time following a change in control of the Company or the Association, if the Company or the Association terminates the Executive's employment for any reason other than cause, the Executive or, in the event of death, the Executive's beneficiary would be entitled to receive an aggregate payment from the Association and the Company equal to two times the Executive's average annual salary for the two preceding taxable years, including bonuses and any other cash compensation paid or to be paid to the Executive during such years and the amount of any contributions made or to be made to any employee benefit plan. The Association and the Company would also continue the Executive's life, health and disability coverage for the remaining unexpired term of his change in control agreement to the extent allowed by the plans or policies maintained by the Company or Association from time to time. Payments to the Executive under the Association's change in control agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Association.

     If a change in control occurs, based upon fiscal 1998 salary and bonus, the amounts payable to Messrs. Wilson and Rams and Ms. Hennigan, pursuant to the change in control agreements would be approximately $320,054, $279,886 and $256,684, respectively, in addition to other cash and noncash benefits provided for under the change in control agreements.

     The change in control agreements and the employment agreements contain a provision to the effect that in the event of a change in control, the aggregate payments under the agreements shall not constitute an excess parachute payment under Section 28OG of the Internal Revenue Code of 1986, as amended ("Code") (which imposes an excise tax on the recipient and denial of the deduction for such excess amounts to the employer). Such provision provides that the payments under the agreements shall be reduced to one dollar below the amount that would trigger an excise tax under Section 280G.

     CHANGE IN CONTROL PROVISIONS IN STOCK BENEFIT PLANS

     Each of the Quaker City Federal Savings and Loan Association Recognition and Retention Plan for Officers and Employees (referred to herein as the "RRP"), the Quaker City Bancorp, Inc. 1993 Incentive Option Plan and the Quaker City Bancorp, Inc. 1997 Stock Incentive Plan each contain change in control provisions. The definition of "change in control" is the same in each of the RRP, the 1993 Incentive Option Plan and the 1997 Stock Incentive Plan.

     The RRP contains a change in control provision. Such change in control provision provides that all shares of Common Stock subject to an award under the RRP held by an employee of the Association or an affiliate whose employment terminates following a change in control of the Company or the Association will be deemed earned on the employee's last day of employment.

     The Company's 1993 Incentive Option Plan provides that to the extent not previously exercisable, options granted under the 1993 Management Option Plan become exercisable upon a change in control. All outstanding unexercised options under the 1993 Management Option Plan are currently exercisable. No shares of Common Stock remain available under the 1993 Management Option Plan for future option grants.

     The 1997 Stock Incentive Plan also contains a change in control provision. Pursuant to such provision, as of the effective time of any change in control, the 1997 Incentive Stock Plan and any then outstanding Awards granted thereunder (whether or not vested) shall automatically terminate unless (a) provision is made in writing in connection with such transaction for the continuance of the 1997 Stock Incentive Plan and for the assumption of such Awards, or for the substitution for such Awards of new awards covering the securities of a successor entity or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and exercise prices, in which event the 1997 Stock Incentive Plan and such outstanding Awards will continue or be replaced, as the case may be, in the manner and under the terms so provided; or (b) the Board otherwise provides in writing for such adjustments as it deems appropriate in the terms and conditions of the then-outstanding Awards (whether or not vested), including without limitation (i) accelerating the vesting of outstanding Awards and/or (ii) providing for the cancellation of Awards and their automatic conversion into the right to receive the securities, cash or other consideration that a holder of the shares underlying such Awards would have been entitled to receive upon consummation of such change in control had such shares been issued and outstanding immediately prior to the effective time of the change in control (net of the appropriate option exercise prices). If the 1997 Stock Incentive Plan and the Awards terminate by reason of the occurrence of a change in control without provision for any of the actions described in clause (a) or (b) of the immediately preceding sentence, then any holder of outstanding Awards will have the right, at such time immediately prior to the consummation of the change in control as the Board designates, to exercise such Awards to the full extent not theretofore exercised, including any installments which have not yet become vested.

DEFINED BENEFIT PLAN

     The Association maintains the Quaker City Federal Savings and Loan Association Employee Retirement Income Plan, a non-contributory defined benefit pension plan ("Defined Benefit Plan"). An employee hired prior to December 1, 1992 becomes eligible to participate in the Defined Benefit Plan upon attaining the age of 21 and completing one year of service during which he or she has served a minimum of 1,000 hours. The Defined Benefit Plan provides for a monthly benefit to the employee upon retirement at the age of 65, or if later, the fifth anniversary of the employee's initial participation in the Defined Benefit Plan. The Defined Benefit Plan also provides for a monthly benefit upon the participant's death, disability and early retirement. Early retirement is conditioned upon the attainment of the age of 55, and the completion by the participant of five years of service.

     The following table illustrates the estimated annual benefits payable under the Defined Benefit Plan as of December 31, 1993 upon retirement at age 65 for the final average compensation and years of service classification specified.
As described further below, the amounts set forth reflect that participants' years of service credited for purposes of benefit calculations were frozen as of December 31, 1993. Benefits after December 31, 1993, however, may still increase due to increases in compensation levels.

                QUAKER CITY FEDERAL SAVINGS AND LOAN ASSOCIATION

                              DEFINED BENEFIT PLAN

                                                       YEARS OF SERVICE
  FINAL AVERAGE     ---------------------------------------------------------------------------------------
  COMPENSATION         15 YEARS          20 YEARS          25 YEARS          30 YEARS          35 YEARS
-----------------   ---------------   ---------------   ---------------   ---------------   ---------------
$   50,000              $13,465           $17,953           $22,442           $24,942           $27,442
    75,000               21,715            28,953            36,192            39,942            43,692
   100,000               29,965            39,953            49,942            54,942            59,942
   125,000               38,215            50,953            63,692            69,942            76,192
   150,000               48,465            61,953            77,442            84,942            92,442
   175,000               47,565            63,420            79,275            86,942            94,608
   200,000               47,565            63,420            79,275            86,942            94,608
   225,000               47,565            63,420            79,275            86,942            94,608
   250,000               47,565            63,420            79,275            86,942            94,608
   275,000               47,565            63,420            79,275            86,942            94,608
   300,000               47,565            63,420            79,275            86,942            94,608
   350,000               47,565            63,420            79,275            86,942            94,608
   400,000               47,565            63,420            79,275            86,942            94,608

     Upon establishment of the Defined Benefit Plan, benefits payable to non-executive officers and other employees under the Defined Benefit Plan were determined by taking into account the participant's final average compensation, including regular pay, overtime and bonuses, Social Security benefits and years of credited service. In conjunction with the establishment by the Association in 1993 of an employee stock ownership plan (the "ESOP"), effective December 31, 1993 benefit calculations under the Defined Benefit Plan from January 1, 1994 forward are based upon current compensation levels and credited service through December 31, 1993 only. The benefit amounts listed above were computed on a single life annuity basis, which is the normal form of payment under the Defined Benefit Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Association maintains a non-qualified Supplemental Executive Retirement Plan ("SERP") for certain employees and their beneficiaries whose benefits from the Association's Defined Benefit Plan and the tax qualified ESOP are reduced by reason of the annual limitation on benefits and contributions imposed by Section 415 of the Code and the limitations imposed on compensation taken into consideration in the determination of benefits under the Defined Benefit Plan and the ESOP due to Section 401(a)(17) of the Code. The SERP provides additional benefits to participants to ensure that they receive an aggregate annual benefit from the Defined Benefit Plan, the ESOP and Social Security of an amount equal to 65% of such participants' final average compensation at age 65.

     The following table illustrates the estimated annual benefits payable under the Defined Benefit Plan and the SERP (collectively, the "Retirement Plans") as of December 31, 1993 upon retirement at age 65 for the final average compensation and years of service classification specified. The amounts set forth reflect that participants' years of service credited for purposes of benefit calculations under the Defined Benefit Plan were frozen as of December 31, 1993.

                QUAKER CITY FEDERAL SAVINGS AND LOAN ASSOCIATION
                           TARGETED RETIREMENT INCOME

                                                       YEARS OF SERVICE
  FINAL AVERAGE     ---------------------------------------------------------------------------------------
  COMPENSATION         15 YEARS          20 YEARS          25 YEARS          30 YEARS          35 YEARS
-----------------   ---------------   ---------------   ---------------   ---------------   ---------------
$  50,000              $  8,275          $ 16,400          $ 16,400          $ 16,400          $ 16,400
   75,000                20,463            32,650            32,650            32,650            32,650
  100,000                32,650            48,900            48,900            48,900            48,900
  125,000                44,838            65,150            65,150            65,150            65,150
  150,000                57,025            81,400            81,400            81,400            81,400
  175,000                69,213            97,650            97,650            97,650            97,650
  200,000                81,400           113,900           113,900           113,900           113,900
  225,000                93,588           130,150           130,150           130,150           130,150
  250,000               105,775           146,400           146,400           146,400           146,400
  275,000               117,963           162,650           162,650           162,650           162,650
  300,000               130,150           178,900           178,900           178,900           178,900
  350,000               154,525           211,400           211,400           211,400           211,400
  400,000               178,900           243,900           243,900           243,900           243,900

     Benefits payable to executive officers under the Defined Benefit Plan and the SERP have, since the establishment thereof until December 31, 1993, been determined by taking into account the executive's final average compensation, Social Security benefits and years of credited service. The compensation covered by the Retirement Plans is comprised of salary and bonuses, but does not include the other possible components of compensation set forth in the Summary Compensation Table presented earlier in this Proxy Statement. As set forth above, in connection with the Association's establishment of the ESOP in 1993, effective December 31, 1993 benefit calculations under the Defined Benefit Plan from January 1, 1994 forward are based upon current compensation levels and credited service through December 31, 1993 only. The benefit amounts listed above were computed on a single life annuity basis, which is the normal form of payment under the Retirement Plans.

     The approximate years of service and covered compensation, as of January 1, 1998, for the Named Executive Officers under the Retirement Plans are as follows:

                                                                 COVERED
      NAME                                    SERVICE          COMPENSATION
      ----                                    -------          ------------
      J. L. Thomas......................         36             $250,900
      Frederic R. McGill................          6              344,722
      Dwight L. Wilson..................         21              163,277
      Harold L. Rams....................         22              141,643
      Kathryn M. Hennigan...............          5              130,942

NON-EMPLOYEE DIRECTORS' OPTION PLAN

     Non-employee directors ("Outside Directors") of the Company and the Association are eligible to receive stock options under the Quaker City Bancorp, Inc. 1993 Stock Option Plan for Outside Directors (the "1993 Directors' Option Plan"). The purpose of the 1993 Directors' Option Plan is to promote the growth and profitability of the Company and the Association by providing an incentive in the form of stock options to Outside Directors of outstanding competence to achieve long-term objectives of the Company and the Association by encouraging their acquisition of an equity interest in tile Company.

     The 1993 Directors' Option Plan authorized the granting of non-qualified stock options for a total of 161,719 shares of Common Stock (as adjusted for the Stock Dividends) to Outside Directors. Stock options for an aggregate of 153,634 shares of Common Stock (as adjusted for the Stock Dividends) were granted to the six Outside Directors at the date of the Conversion at an exercise price of $7.50 ($4.80, as adjusted for the Stock Dividends) per share, which was the offering price of the Common Stock in the initial public offering of the Company. To the extent options for shares are available for grants under the 1993 Directors' Option Plan, on each anniversary of the effective date of the 1993 Directors' Option Plan, each subsequently elected Outside Director will be granted, non-qualified stock options to purchase 4,041 shares of Common Stock (as adjusted for the Stock Dividends) or a number of options to purchase such lesser number of shares as remain in the Directors Option Plan. If options for sufficient shares are not available to fulfill the grant of options to an Outside Director, and thereafter options become available, such persons shall receive options to purchase an amount of shares of Common Stock, determined by dividing pro rata among such persons the number of options available. There are 8,085 shares of Common Stock (as adjusted for the Stock Dividends) remaining under the 1993 Directors' Option Plan available for future option grants.

     All options granted under the 1993 Directors' Option Plan in connection with the Conversion became exercisable January 1, 1995; options granted to a subsequently elected Outside Director will become exercisable on the first business day of January following that date on which such subsequent Outside Director is qualified and first begins to serve as a Director, provided. however, that in the event of death, disability or retirement of the participant or upon a change in control of the Company or the Association, all options previously granted would automatically become exercisable. Each option granted under the Directors' Option Plan expires upon the earlier of 10 years following the date of grant, or one year following the date the Outside Director ceases to be a director.

1997 STOCK INCENTIVE PLAN

     The 1997 Stock Incentive Plan provides for the grant of Awards in the form of stock options (including incentive stock options or non-qualified stock options), restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. The persons eligible to receive an Award under the 1997 Stock Incentive Plan include directors, officers, employees, consultants, and advisors of the Company and its affiliated entities. On July 24, 1997, the date that the 1997 Stock Incentive Plan was adopted by the Board of Directors, subject to subsequent stockholder approval, the Board of Directors granted non-qualified stock options with respect to 6,250 shares of Common Stock (as adjusted for the 1998 Stock Dividend) to each non-employee Director on July 24, 1997 at an exercise price of $20.50 per share, which was the closing share price for the Common Stock on the Nasdaq National Market on such date. The exercise price of such options as adjusted for the Stock Dividend is now $16.40. All such options vest over a period of three years, with one-third becoming exercisable on each of July 24, 1998, 1999, and 2000. Each of the options granted to directors to date under the 1997 Stock Incentive Plan expires ten years following the date of grant. A total of 110,000 shares of Common Stock (as adjusted for the 1998 Stock Dividend) remains available for future Award grants to all eligible persons under the 1997 Stock Incentive Plan. Pursuant to the terms of the 1997 Stock Incentive Plan, no one eligible person may be granted Awards with respect to more than 100,000 shares of Common Stock in any one calendar year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Cannon
(Chairman), Miller and Harvey. None of such members is, or formerly was, an officer or employee of the Company or any of its subsidiaries and none had any relationship with the Company requiring disclosure herein under applicable rules. In addition, to the Company's knowledge, no executive officer of the Company serves as a director or a member of the compensation committee of another entity.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

ADMINISTRATION

     The compensation program is administered by the Compensation Committee of the Company's Board of Directors, which is composed of three outside, non-employee directors. The Chairman of the Board, Chief Executive Officer and the Senior Vice President, Administrative Services, serve as advisors to the Compensation Committee. Following review and approval by the Compensation Committee, all issues pertaining to employment-related contracts are submitted to the full Board of Directors for approval.

     The following is the Compensation Committee report addressing the compensation of the Company's executive officers for the 1998 fiscal year.

PHILOSOPHY

     The goals and objectives of the executive compensation policies remain the same as last year. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels the Compensation Committee believes to be consistent with others in the financial services industry, with executives' compensation packages increasingly being weighted toward programs contingent upon the Company's long-term (three years or more) performance. As a result, the executives' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

     The Company's compensation strategy continues to support the concept of pay-for-performance, associating the goal of variable pay for variable performance. A mix of compensation elements, with an emphasis on tying long-term incentives to corporate performance, is designed to meet this goal. The mix of compensation elements varies between executive levels within the organization, with compensation opportunities of senior executives relying more heavily on annual and long-term incentive compensation.

     With regard to Section 162(m) of the Code, which limits the deductibility of certain executive officer compensation in excess of $1 million, the Company intends to take all necessary steps to cause the compensation paid to executive officers to be deductible by the Company.

PERFORMANCE TO DATE

     The Company's compensation strategy is based on the philosophy that Company executives should be compensated within competitive norms for their level of responsibility within the organization. The Company has determined the competitive marketplace for different executive levels within the organization. Generally, the competitive marketplace for senior executives has been defined as financial institutions with assets between $500 million and $1 billion that are located in California.

     It should be noted that the Company wishes to compare itself on a broader basis for corporate performance purposes, and thus the peer group referenced above for comparison purposes in regard to cash compensation is not identical to that used in the Stock Price Performance Graph which appears immediately after this report.

     The Compensation Committee conducted its annual review of officers' base salary levels in June of 1997. As a result of the Compensation Committee review, senior executives received raises ranging from 2% to 11% for fiscal 1998. These raises in base salaries reflected the impact of increased job responsibilities and improved performance.

     In the spring of 1997, a competitive review of the current cash compensation program (base salary and short-term incentive cash compensation) for Company executives was performed by an independent outside consulting firm, KPMG Peat Marwick LLP ("KPMG"). The findings of such review were used by the Compensation Committee in its executive salary reviews for fiscal 1998 and fiscal 1999. The Compensation Committee plans to retain an outside firm to perform a new independent review of the executive cash compensation program in the spring of 1999.

     Annual incentive compensation for both the Chief Executive Officer and the Chairman of the Board was based solely on corporate goals. For fiscal year 1998, the target incentive for the Chief Executive Officer was 45% of base salary, while that of the Chairman of the Board was on a profitability-based graduated scale. For fiscal 1998, these goals pertained to performance in the following areas: net profit, asset quality, operating expense ratios, regulatory and compliance ratings, and quality of customer service. In addition, a profitability threshold required for any corporate bonus award continues to be an integral part of the incentive compensation plan. Incentive compensation for fiscal 1998 for other executive officers of the Company, with a target of 25% of base salary, was based 80% upon corporate and 20% upon personal goal achievement. The annual incentive program also included a profitability threshold necessary for the payment of any bonus based on corporate goals. In July of 1998, executive officers received bonuses approved by the Board of Directors based on both management objectives and their personal goal achievement, as applicable, during fiscal year 1998.

     The third part of executive compensation is the long-term compensation program, including incentive stock options, non-qualified stock options and stock grants. Stock options have been granted under both the Company's 1993 Management Option Plan and the 1997 Incentive Stock Plan and stock grants are awarded under the Association's RRP. The purpose of these plans is to encourage management stability as well as stock ownership of the Company.

     Under the 1993 Management Option Plan, senior executives received stock options which offer them the possibility of future gains, depending on the executive's continued employment by the Company or the Association and the long-term price appreciation of the Company's Common Stock. At the Conversion, senior executive officers were granted options under the 1993 Management Option Plan that vested over a period of three years, with one-third becoming exercisable on each of January 1, 1995, 1996, and 1997. All shares of Common Stock reserved under the 1993 Management Option Plan are subject to outstanding options and no shares remain available under the 1993 Management Option Plan for future option grants. Under the 1997 Stock Incentive Plan, senior executive officers, except for Mr. Kadowaki, received non-qualified stock options which vest over a period of three years, with one third becoming exercisable on each of July 7, 1998, 1999, and 2000. Mr. Kadowaki received non-qualified stock options upon his appointment in April, 1998 as Senior Vice President, Income Property Lending of the Association. One-third of Mr. Kadowaki's non-qualified stock options will become exercisable on each of April 21, 1999, 2000, 2001. Awards under the 1997 Stock Incentive Plan may be granted in the form of stock options, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and/or other stock based benefits. A total of 110,000 shares of Common Stock (as adjusted for the 1998 Stock Dividend) remains available for future grants of Awards under the 1997 Stock Incentive Plan. Pursuant to the terms of the 1997 Stock Incentive Plan, no one eligible person may be granted Awards with respect to more than 100,000 shares of Common Stock in any one calendar year.

     At the Conversion, in addition to options granted under the 1993 Management Option Plan, stock grants were awarded to senior executives under the RRP. Awards granted to Mr. Thomas vested over a three-year period, with rights to acquire one-third of the awarded shares on each of January 1, 1995, 1996 and 1997, and awards granted to all other executive officers vest over a five-year period, with rights to acquire one-fifth of the awarded shares on each January first of 1995 through 1999. The Compensation Committee does not contemplate making additional grants to the current group of senior executives until at least 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The base salary for Mr. McGill for fiscal year 1998 was increased by 12% due to his increased responsibility as Chief Executive Officer, effective July 1, 1996. Mr. McGill's target short term incentive level was increased from 40% to 45% of base salary as a result of the Committee's implementation of a recommendation of the 1995 executive compensation study by KPMG. The study concluded that the target short-term incentive level for Mr. McGill should be increased to 45% for fiscal year 1998. The annual incentive bonus payout is based on the same corporate goal achievement, including a profitability threshold, as all other executives. In July of 1998, Mr. McGill received an incentive bonus of $99,722, approved by the Board of Directors, and based on corporate goal achievement during fiscal year 1998.

     The executive cash compensation study performed by KPMG in the spring of 1997 reaffirmed the appropriateness of the 45% of base salary short-term incentive target for Mr. McGill. The competitive review found Mr. McGill's base salary to be 20% below the 50th percentile of base salaries for competitor organizations. As a result, for fiscal 1999, Mr. McGill will receive a base salary of $255,000, an 8.5% increase over the previous year.

     In an initial grant under the 1997 Stock Incentive Plan, the Compensation Committee awarded Mr. McGill non-qualified options to purchase 62,500 shares of Common Stock (as adjusted for the 1998 Stock Dividend). The number of options granted to Mr. McGill under the 1997 Stock Incentive Plan was based upon several factors, including past performance, present and future responsibility of his position and further aligning the Chief Executive Officer's interests with those of the Company's stockholders.

CONCLUSION

     The Committee believes that the current compensation policies for the Company and the Association are both effective and appropriate. For fiscal years 1996, 1997 and 1998, when the profit threshold was met, there was in place a compensation mix which increasingly relies on incentive compensation for corporate goal achievement.

                                    1998 COMPENSATION COMMITTEE
                                    David T. Cannon
                                    Wayne L. Harvey
                                    Edward L. Miller

     The report of the Compensation Committee shall not be deemed incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PRICE PERFORMANCE GRAPH

     The stock price performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative total stockholder return of the Company's Common Stock with the cumulative total return of the NASDAQ National Market System equity index and Media General's Savings and Loan Industry Group index since December 30, 1993, when the Company's Common Stock was first registered under the Exchange Act, through June 30, 1998. The graph assumes that $100 was invested on December 30, 1993 in the Common Stock and each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock since the Company's formation in September 1993. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.



               COMPARISON OF CUMULATIVE TOTAL RETURN OF
               COMPANY, INDUSTRY INDEX AND BROAD MARKET

                  [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           QUAKER CITY    SAVINGS &       NASDAQ
(Fiscal Year Covered)        BANCORP, INC.    LOAN       MARKET INDEX
-------------------          -------------  ---------    ------------
Measurement Pt-  1993        $100           $100         $100
FYE   1994                   $114.67        $105.68      $100.75
FYE   1995                   $122.67        $121.80      $118.17
FYE   1996                   $146.00        $154.78      $148.75
FYE   1997                   $234.17        $250.46      $179.19
FYE   1998                   $306.67        $338.71      $237.52


 1. Quaker City Bancorp, Inc. returns were calculated based on the closing sale prices per share of the Common Stock as follows (as adjusted for the Stock Dividends): 12/30/93 (initial trading day), $6.00; 6/30/94, $6.88; 6/30/95,
    $7.36; 6/30/96, $8.76, 6/30/97, $14.05, 6/30/98, $18.40.
 2. The $4.80 per share (as adjusted for the Stock Dividends) initial public offering price of the Company's Common Stock was not used in calculating the Quaker City Bancorp, Inc. graph points.
 3. The Company paid the Stock Dividend on or about June 30, 1998 to stockholders.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the Record Date, (i) the name of each person believed by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) the total number of shares of Common Stock beneficially owned by each such person and (iii) the percentage of all Common Stock outstanding held by each such person.


                                NAME AND ADDRESS OF                AMOUNT AND NATURE OF
   TITLE OF CLASS                BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP(1)           PERCENT OF CLASS (1)(2)
---------------------        --------------------------------      -----------------------          ------------------------
   Common Stock              Quaker City Federal Savings and        415,071 shares(3)(4)                     7.16%
                             Loan Association Employee Stock
                             Ownership Plan and Trust ("ESOP")
                             7021 Greenleaf Avenue
                             Whittier, CA 90602
   Common Stock              Warburg, Pincus                         504,686 shares(5)                       8.70%
                             Counsellors, Inc.
                             466 Lexington Avenue
                             New York, NY 10017

-----------------------
(1) Share amounts have been adjusted for the Stock Dividends.
(2) As of the Record Date, there were 5,799,226 shares of Common Stock (as adjusted for the Stock Dividends) outstanding.
(3) Shares of Common Stock were acquired by the ESOP in the Conversion. A committee which consists of non-employee members of the Board of Directors of the Association administers the ESOP (the "ESOP Committee"). An unrelated third party has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. As of the Record Date, 256,335 shares of Common Stock (as adjusted for the Stock Dividends) in the ESOP had been allocated, but not distributed, to participating employees, including 62,072 shares (as adjusted for the Stock Dividends) allocated to executive officers as described in the footnotes to the Security Ownership of Management table as of the Record Date. As of the Record Date, 19,738 shares of Common Stock in the ESOP had been distributed.
(4) Includes unallocated as well as allocated but unvested ESOP shares. While allocated but unvested shares are voted by participants, they are subject to forfeiture until fully vested.
(5) Based upon information reported by Warburg, Pincus Counsellors, Inc. on
    Schedule 13 G filed in January 1998.

                           RELATED PARTY TRANSACTIONS

     Section 11 of the Home Owners' Loan Act requires that all loans or extensions of credit by the Association to executive officers and directors of the Association, of the Company and of the Company's other subsidiaries (collectively, "Insiders") or to companies which an Insider controls ("Related Interests"), must be made on substantially the same terms (including interest rates and collateral) as, and must follow credit underwriting procedures not less stringent than, those prevailing at the time for comparable transactions with the general public, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to an Insider or Related Interest in excess of the lesser of (a) $500,000, or (b) the greater of $25,000 or 5% of the Association's capital and surplus, must be approved in advance by a majority of the entire Board of Directors of the Association, with interested directors abstaining from participating directly or indirectly in the voting. The aggregate loans by the Association to an Insider and his or her Related Interests generally may not exceed 15% of the Association's capital, and the aggregate of all loans by the Association to all of its Insiders and their Related Interests generally may not exceed 100% of the Association's capital.

     It is the policy of the Association to offer loans to executive officers and directors on their principal residence and to offer to extend a line of credit for overdraft protection on a checking account held at the Association. The Association's policy provides that all loans to its executive officers and directors shall be made in the ordinary course of business, shall be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with all other employees and shall not involve more than the normal risk of collectibility or present other unfavorable features.

     During fiscal 1998, directors David Cannon and Wayne Harvey and executive officers Rick McGill, Kathryn Hennigan, and Karen Tannheimer had loans from the Association. The largest amount of indebtedness of each during fiscal year 1998 and the outstanding balance of each is as listed below:

NAME                          LARGEST FY INDEBTEDNESS          BALANCE AS OF JUNE 30, 1998
----                          -----------------------          ---------------------------
Cannon                             $ 17,619.38                      $ 12,540.29
Harvey                               68,500.00                        46,500.00
McGill                              345,000.00                             0.00(1)
Hennigan                            227,150.00                       226,767.25(2)
Tannheimer                          192,000.00                       192,000.00(2)

--------------------
(1) The loan made to Mr. McGill was approved by and sold to an investor, servicing released.
(2) Ms. Hennigan's and Ms. Tannheimer's loans have been sold to FNMA; the Association retains the servicing.

The loans were made by the Association in conformance with the Association policy on loans to executive officers, directors, and employees.

     In connection with the Conversion of the Association and the commencement of operations of the Company, the Association and the Company entered into two-year change in control agreements with executive officers Hank K. Kadowaki, Karen A. Tannheimer and Robert C. Teeling. The terms of such agreements are the same as those of the change in control agreements entered into by the Association and the Company with Messrs. Wilson and Rams and Ms. Hennigan described above under "COMPENSATION AND OTHER INFORMATION--Employment Agreements and Change in Control Arrangements."

     As part of the Conversion, an ESOP was established by the Association. The ESOP borrowed $3,105,000 from the Company to purchase 646,875 shares of Common Stock (as adjusted for the Stock Dividends) of the Company. As of the Record Date, 371,954 shares of Common Stock (as adjusted for the Stock Dividends) held by the ESOP were unallocated to individual participant accounts. Such shares constituted 6.4% of the outstanding Common Stock as of the Record Date. The ESOP loan will be repaid principally from the Association's discretionary contributions to the ESOP over a 10-year period. At June 30, 1998, the outstanding balance of the loan was $1,630,125.

     Mr. Miller is a partner of the law firm of Bewley, Lassleben & Miller. The Company retained such law firm during fiscal 1998 and has continued to retain the firm in fiscal 1999. The amount of fees paid to the firm in fiscal 1998 did not exceed five percent of the law firm's gross revenues for the firm's last full fiscal year.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, stockholders of the Company will be asked to vote on the election of two directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected directors of the Company. To fill these board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below and on the enclosed proxy card. All directors elected at the Annual Meeting will be elected to three-year terms and will serve until the annual meeting of stockholders to be held in the year 2001 and until their successors have been duly elected and qualified.

     Set forth below are the names of persons nominated by the Company's Board of Directors for election as directors at the Annual Meeting. Your proxy, unless otherwise indicated, will be voted FOR Messrs. McGill and Gobar. For a description of Mr. McGill's and Mr. Gobar's principal occupation and business experience during the last five years and present directorships, please see "DIRECTORS AND EXECUTIVE OFFICERS--Directors," above.

                                                                            FIRST            FIRST             TERM AS
                                                                            BECAME           BECAME            COMPANY
                                                                          DIRECTOR OF      DIRECTOR OF         DIRECTOR
          NAME                         CURRENT OCCUPATION                 ASSOCIATION        COMPANY           EXPIRES
---------------------          ----------------------------------        -----------     -------------        --------
NOMINEES FOR ELECTION

Alfred J. Gobar             President and Chairman, AJGA, Inc.              1992              1993              1998

Frederic R. McGill          President and Chief Executive Officer           1995              1995              1998
                             of the Company and of the Association
CONTINUING DIRECTORS

David T. Cannon             D.T. Cannon Associates, a marketing and         1984              1993              1999
                             management consulting firm; retired
                             Western Regional Director for
                             Industrial Relations of Eastman Kodak
                             Company
Wayne L. Harvey             C.P.A., Managing Partner, Harvey &              1981              1993              2000
                             Parmelee
David K. Leichtfuss         President, Broadview Mortgage                   1991              1993              1999

Edward L. Miller            Partner, law firm of Bewley, Lassleben          1985              1993              2000
                             & Miller
J.L. Thomas                 Chairman of the Board of the Company            1975              1993              2000
                             and of the Association

     The Company has been advised by each nominee named in this Proxy Statement that he is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a substitute nominee selected by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED
                                                     ---
ABOVE.

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

INTRODUCTION

     The Company's Certificate of Incorporation currently authorizes the issuance of ten million (10,000,000) shares of Common Stock, par value one cent ($.01) per share, and two million (2,000,000) shares of Preferred Stock, par value one cent ($.01) per share. The Board of Directors in September, 1998, adopted a resolution proposing that the Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock to twenty million (20,000,000), subject to stockholder approval of the amendment.

CURRENT USE OF SHARES

     On September 22, 1998, the Record Date for the Annual Meeting, 5,799,226 shares of Common Stock were outstanding and approximately 700,000 shares were reserved for future issuance under the Company's employee and/or director benefit plans. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 3,500,000 shares remaining available for other purposes.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

     The Board of Directors has adopted resolutions setting forth (i) the proposed amendment to the first sentence of paragraph 4 of the Company's Certificate of Incorporation (the "Amendment"); (ii) the advisability of the Amendment; and (iii) a call for submission of the Amendment for approval by the Company's stockholders at the Meeting.

     The following is the text of the first sentence of paragraph 4 of the Certificate of Incorporation of the Company, as proposed to be amended:

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-two million (22,000,000) consisting of:

         1. Two million (2,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

         2. Twenty million (20,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The Board of Directors believes that it is in the Company's best interest to increase the number of shares of Common Stock that Quaker City Bancorp, Inc. is authorized to issue in order to give the Company additional flexibility to maintain a reasonable stock price with future stock splits and stock dividends. On two occasions since the Company's initial public offering in 1993, the Board of Directors has declared and paid a Common Stock dividend (referred to herein as the Stock Dividends). Most recently, the Board declared the 1998 Stock Dividend, a 5-for-4 Common Stock dividend paid in June, 1998. The Board of Directors also believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, and to make acquisitions through the use of stock. Other than as permitted or required under the Company's employee benefit plans and under outstanding options, the Board of Directors has no immediate plans, understandings, agreements, or commitments to issue additional Common Stock for any purpose.

     The Board of Directors believes that the proposed increase in the authorized Common Stock will make available sufficient shares for use should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

     Under the Company's Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power, and shareholdings of current stockholders.

     The proposed Amendment to increase the number of authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over the control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. However, certain existing provisions of the Company's Certificate of Incorporation as well as the change of control provisions of federal banking laws and regulations, to which any change of control of the Company would be subject, may have a similar effect. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of an unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, assuming a quorum is present, is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Amendment. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted for approval of the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND
                                                     ---
THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM TEN MILLION (10,000,000) TO TWENTY MILLION (20,000,000).

         THE COMPANY'S RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG has been the independent certified public accounting firm for the Association since 1969 and for the Company since commencement of its business operations following the Conversion of the Association from mutual to stock form on December 30, 1993, and have been selected by the Company to continue to serve as the accountants for the Company for fiscal 1999. Representatives of KPMG will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                            STOCKHOLDERS' PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials relating to the Company's 1999 annual meeting of stockholders must give notice of such proposal in writing to the Corporate Secretary of the Company at its principal executive offices and such notice must be received on or before May 31, 1999. The notice must comply with Section 6 of Article I of the Company's Bylaws (a copy of which is available upon request to the Corporate Secretary of the Company), which section requires that the notice contain a brief description of such proposal and the reason for conducting such business at the annual meeting, the name and address, as they appear on the Company's books, of the stockholder making such proposal, the number of shares of Common Stock beneficially owned by such stockholder and any material interest of such stockholder in such proposal. The Board of Directors will review proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its 1999 proxy solicitation materials. An eligible stockholder is one who upon submission of the proposal is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to vote at the 1999 annual meeting of stockholders, who has held such securities for at least one year and who shall continue to own such securities through the date on which the meeting is held.

                                 OTHER MATTERS

     At the time of preparation of this Proxy Statement, the Board of Directors of the Company was not aware of any other matters to be brought before the Annual Meeting. No eligible stockholder had submitted notice of any proposal 90 days before the date of the Annual Meeting. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Exchange Act ("Section 16") and the rules promulgated thereunder (the "Rules") and requirements of the National Association of Securities Dealers, Inc. (the "NASD"), officers and directors of the Company and persons who beneficially own more than 10% of the Common Stock of the Company are required to file with the SEC and the NASD and furnish to the Company reports of ownership and change in ownership with respect to all equity securities of the Company.

     Based solely on its review of the copies of such reports received by it during or with respect to the fiscal year ended June 30, 1998 and/or written representations from such reporting persons, the Company believes that all reports required to be filed by such reporting persons during or with respect to the fiscal year ended June 30, 1998 were timely filed.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998, including audited financial statements, is being mailed to stockholders along with these proxy materials. This year's Annual Report to Stockholders includes the Annual Report on Form 10-K as filed with the SEC. Exhibits to the Annual Report on Form 10-K may be obtained from the Company upon payment of the Company's reasonable expenses to furnish such exhibits. To obtain any such exhibits, contact Kathryn Hennigan, Corporate Secretary, Quaker City Bancorp., Inc., 7021 Greenleaf Avenue, Whittier, California 90602.


                              By order of the Board of Directors


                              /s/ KATHRYN M. HENNIGAN
                              KATHRYN M. HENNIGAN
                              Corporate Secretary

Whittier, California
October 5, 1998



     PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

     If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.

     If you have any questions, or have any difficulty voting your shares, please contact Morrow & Co. by calling 1-800-856-8309.

--------------------------------------------------------------------------------

REVOCABLE PROXY
                           QUAKER CITY BANCORP, INC.

  The undersigned hereby appoints Frederic R. (Rick) McGill and Dwight L. Wilson, or either of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated below all shares of the common stock of Quaker City Bancorp, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Company to be held on November 18, 1998 and at any adjournments or postponements thereof (the "1998 Annual Meeting").

1.  ELECTION OF DIRECTORS
    [_] FOR all nominees            [_]  WITHHOLD AUTHORITY to
        listed below (except             vote for all nominees
        as indicated to the              listed below
        contrary below)

                                ALFRED J. GOBAR
                           FREDERIC R. (RICK) MCGILL

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name here:

--------------------------------------------------------------------------------
2. Approval of the proposed Amendment to the Quaker City Bancorp, Inc. Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company.

                         [_] FOR  [_] AGAINST  [_] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 1998 Annual Meeting.

                         [_] FOR  [_] AGAINST  [_] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS. IMPORTANT-- PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY. THIS PROXY IS SOLICITED
              ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
                           (Continued on other side)

================================================================================

  THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

  The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 1998 Annual Meeting.

  When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  Whether or not you plan to attend the 1998 Annual Meeting, you are urged to execute, date and return this proxy, which may be revoked at any time prior to its use.

                                                Dated:_________________, 1998

                                                _____________________________
                                                 (Signature of Stockholder)

                                                _____________________________
                                                 (Signature of Additional
                                                    Stockholder(s))

                                                Please sign your name exactly
                                                as it appears hereon, date and
                                                return this proxy in the reply
                                                envelope provided. If you
                                                receive more than one proxy
                                                card, please sign, date and
                                                return all cards received.